                       SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                    SCHEDULE 13D

             Under the Securities Exchange Act of 1934 ( Amendment No. 14)


                                   ENERCORP, INC.
                                  (Name of Issuer)

                              COMMON STOCK, NO PAR VALUE
                            (Title of Class of Securities)


                                       292906104
                                    (CUSIP Number)


  Robert Hebard, 7001 Orchard Lake Rd., Suite 426, W. Bloomfield, MI  48322
                                 (810) 851-5651
            (Name, Address and Telephone Number of Person Authorized
                      to Receive Notices and Communications)


                                      July 22, 1996
                  (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ].

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement of file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

SCHEDULE 13D


  CUSIP NO. 292906104                              Page___2____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Thomas W. Itin
                 ###-##-####
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)

                        N/A                                             (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION
                     USA

                  7  SOLE VOTING POWER
                                                          50,694

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY                                            34,007
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                  50,694

                  10 SHARED DISPOSITIVE POWER
                                                          34,007

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          69,360
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               X
   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                            11.7%

   14 TYPE OF REPORTING PERSON*
                                                              IN


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 1 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                              Page___3____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Shirley B. Itin
                 ###-##-####
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)

                        N/A                                              (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION
                     USA

                  7  SOLE VOTING POWER
                                                          24,800

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY                                            18,667
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                  24,800

                  10 SHARED DISPOSITIVE POWER
                                                          18,667

   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          18,667
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                               X
   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             3.2%

   14 TYPE OF REPORTING PERSON*
                                                              IN


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 2 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                              Page___4____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Thomas W. Itin IRA Trust

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)

                        N/A                                              (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan
                  7  SOLE VOTING POWER
                                                           5,333

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                   5,333

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           5,333
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             0.9%

   14 TYPE OF REPORTING PERSON*
                                                              EP


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 3 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                              Page___5____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 TICO
                 38-3023846
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)

                        N/A                                               (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership
                  7  SOLE VOTING POWER
                                                          16,000

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                  16,000

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          16,000
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             2.7%

   14 TYPE OF REPORTING PERSON*
                                                              PN


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 4 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                              Page___6____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 IOC, Inc. Profit Sharing Trust
                 38-1896931
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)

                        N/A                                            (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust
                  7  SOLE VOTING POWER
                                                           4,933

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                   4,933

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           4,933
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             0.8%

   14 TYPE OF REPORTING PERSON*
                                                              EP


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 5 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                              Page___7____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 SICO
                 38-3023843
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)

                        N/A                                            (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership
                  7  SOLE VOTING POWER
                                                           2,667

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                   2,667

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           2,667
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             0.5%

   14 TYPE OF REPORTING PERSON*
                                                              PN


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 6 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                              Page___8____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Acrodyne Profit Sharing Trust
                 51-6109796
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)

                        N/A                                           (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust
                  7  SOLE VOTING POWER
                                                          40,427

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                  40,427

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          40,427
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             6.8%

   14 TYPE OF REPORTING PERSON*
                                                              EP


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 7 of 11

SCHEDULE 13D

  CUSIP NO. 292906104                              Page___9____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Whitney Lynne Hebard Irrevocable Trust

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)

                        N/A                                          (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust
                  7  SOLE VOTING POWER
                                                           5,333

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                   5,333

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           5,333
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             0.9%

   14 TYPE OF REPORTING PERSON*
                                                              00


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 8 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                             Page___10____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Gregory Robert Hebard Irrevocable Trust

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)

                        N/A                                          (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust
                  7  SOLE VOTING POWER
                                                           5,333

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                   5,333

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           5,333
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             0.9%

   14 TYPE OF REPORTING PERSON*
                                                              00


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 9 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                             Page___11____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Elinor Lee Itin Irrevocable Trust

   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)

                        N/A                                           (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan trust
                  7  SOLE VOTING POWER
                                                          14,133

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                  14,133

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          14,133
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             2.4%

   14 TYPE OF REPORTING PERSON*
                                                              00


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 10 of 11

SCHEDULE 13D


  CUSIP NO. 292906104                             Page___12____ of ___17__Pages


   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 LBO Capital Corp.
                 38-27807333
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)

                        N/A                                          (b)


   3  SEC USE ONLY


   4  SOURCE OF FUNDS *
                        N/A

   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2 (E)


   6  CITIZENSHIP OR PLACE OF ORGANIZATION

                     Colorado corporation
                  7  SOLE VOTING POWER
                                                          15,341

  SHARES          8  SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING       9  SOLE DISPOSITIVE POWER
  PERSON                                                  15,341

                  10 SHARED DISPOSITIVE POWER


   11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          15,341
   12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


   13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                                                             2.6%

   14 TYPE OF REPORTING PERSON*
                                                              CO


  *SEE INSTRUCTIONS BEFORE FILLING OUT!
  SEC 1746 (9-88) 11 of 11

CUSIP No. 292906104                                               Page 13 of 17

                                      ENERCORP, INC.

                                          FORM 13D

ITEM 1.           SECURITY AND ISSUER
                  Common Stock, No Par Value
                  Enercorp, Inc.
                  7001 Orchard Lake Rd., Suite 426
                  West Bloomfield, MI  48322

ITEM 2. IDENTITY AND BACKGROUND
     a. This Schedule 13D is being filed jointly by Thomas W. Itin, Shirley B. Itin, Acrodyne Profit Sharing Plan Trust ("APS"), IOC, Inc. Profit Sharing Trust ("IPS"), TICO, a Michigan co-partnership, SICO, a Michigan co-partnership, LBO Capital Corp., a Colorado corporation, by Thomas W. Itin IRA Trust, Whitney Lynne Hebard Irrevocable Living Trust("WLH Trust"), Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust") and Elinor Lee Itin Irrevocable Living Trust ("ELI Trust"). Mr. Itin is trustee and beneficiary of APS and IPS, and is a partner in each of TICO and SICO. Mr. Itin is President and Chairman of the Board of LBO Capital Corp. Mrs. Itin is a partner in SICO and TICO. Mrs. Itin is the trustee of the trusts (WLH Trust, GRH Trust and ELI Trust) for their grandchildren and has the power to vote or to direct the vote of the shares held by the Trusts. Mr. and Mrs. Itin disclaims beneficial ownership of the shares held by the Trusts. Mr. Itin disclaims beneficial ownership in excess of his pecuniary interest regarding the stock owned by LBO Capital Corp. None of the shares reported herein are owned of record by Mr. Itin or Mrs. Itin.
         b.  7001 Orchard Lake Road, Suite 424
                      W. Bloomfield, MI 48322

         c.  Mr. Itin                       Mrs. Itin
             Chairman & President,          Chairman & President
             TWI International, Inc.        First Equity Corporation
             Same address                   Same address

         d. Neither Mr. or Mrs. Itin has been convicted in any criminal proceedings during the last five years.

         e. Neither Mr. or Mrs. Itin has been a party to any civil proceeding relating to security violations during the last five years.

         f.  Citizenship:  U.S.A. - Thomas Itin & Shirley Itin; Michigan trusts

CUSIP No. 292906104                                               Page 14 of 17

                  WLH Trust, GRH Trust, ELI Trust, Thomas W. Itin IRA Trust, IPS & APS; Michigan co-partnerships - TICO & SICO; and Colorado corporation - LBO Capital Corp.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS:

                           Funds borrowed from Dearborn Wheels, Inc.  $2,000

ITEM 4.           PURPOSE OF TRANSACTION:  Investments

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER:

     a.  (1) 69,360 shares (11.7%) beneficially owned by Mr. Itin

     Includes:(i) 16,000 shares (2.7%) owned by TICO (ii) 40,427 shares (6.8%) owned by APS; (iii) 4,933 shares (.8%) owned by IPS; (iv) 5,333 shares (.9%) owned by Thomas W. Itin IRA Trust; (v) 2,667 shares (.5%) owned by SICO.

     The percentage of ownership does not include 15,341 shares (2.6%) owned by LBO Capital Corp. Mr. Itin disclaims beneficial ownership in excess of his pecuniary interest regarding the stock transactions by LBO Capital Corp.

     (2) 18,668 shares (3.2%) beneficially owned by Mrs. Itin

     Includes:(i) 16,000 shares (2.7%) owned by TICO (ii) 2,667 shares (.5%) owned by SICO

     The percentage of ownership does not include (i) 5,333 shares (.9%) owned by WLH Trust; (ii) 5,333 shares (.9%) owned by GRH Trust and (iii) 14,133 shares (2.4%) owned by ELI Trust. Mr. and Mrs. Itin disclaim beneficial ownership of the shares held by the Trusts.

     (3) 15,341 shares (2.6%) owned by LBO Capital Corp.

     b.       See numbers 7 and 9 on cover page

     c.  Transactions within the past 60 days:

                   (i)     (1)  LBO Capital Corp.

                           (2)  July 22, 1996

CUSIP No. 292906104                                               Page 15 of 17

                           (3)  1,000 shares
                           (4)  $2.06
                           (5)  Open market purchase through a brokerage firm

                  (ii)     (1)  LBO Capital Corp.
                           (2)  April 15, 1996
                           (3)  5,000 shares
                           (4)  $3.11
                           (5)  Open market purchase through a brokerage firm


ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                           None

ITEM 7.  Material to be Filed as Exhibits.

                           None

CUSIP No. 292906104                                               Page 16 of 17

                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: August 5, 1996                     s\ Thomas W. Itin
                                               ---------------------
                                               Thomas W. Itin


     Dated: August 5, 1996                     s\ Shirley B.  Itin
                                               ----------------------
                                               Shirley B. Itin

                                               Acrodyne Profit Sharing Trust

    Dated: August 5, 1996                      s\ Thomas W. Itin
                                               -----------------------
                                               Thomas W. Itin, Trustee

                                               IOC, Inc. Profit Sharing Trust

    Dated: August 5, 1996                      s\ Thomas W. Itin
                                               ------------------------
                                               Thomas W. Itin, Trustee

                                               TICO, a Michigan co-partnership

    Dated: August 5, 1996                      s\ Thomas W. Itin
                                               -------------------------
                                               Thomas W. Itin, Partner

                                               SICO, a Michigan co-partnership

    Dated: August 5, 1996                      s\ Shirley B. Itin
                                               --------------------------
                                               Shirley B. Itin, Partner

                                               Thomas W. Itin IRA Trust

    Dated: August 5, 1996                      s\ Thomas W. Itin
                                               ---------------------------
                                               Thomas W. Itin

                                               WHITNEY LYNNE HEBARD
                                               IRREVOCABLE LIVING TRUST

    Dated: August 5, 1996                      s\ Shirley B. Itin
                                               ----------------------------
                                               Shirley B. Itin, Trustee

CUSIP No. 292906104                                               Page 17 of 17

                                               GREGORY ROBERT HEBARD
                                               IRREVOCABLE LIVING TRUST

    Dated: August 5, 1996                      s\ Shirley B. Itin
                                               ----------------------------
                                               Shirley B. Itin, Trustee

                                               ELINOR LEE ITIN
                                               IRREVOCABLE LIVING TRUST

    Dated: August 5, 1996                      s\ Shirley B Itin
                                               -----------------------------
                                               Shirley B. Itin, Trustee

                                               LBO CAPITAL CORP.
                                               a Colorado corporation

    Dated: August 5, 1996                      s\ Thomas W. Itin
                                               ------------------------------
                                               Thomas W. Itin, President